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                                                                Exhibit 99.1

                                                                News Release

FOR IMMEDIATE RELEASE
ST. LOUIS, MISSOURI
July 7, 2004

    ANGELICA ANNOUNCES AGREEMENT FOR SALE OF LIFE UNIFORM RETAIL DIVISION

July 7, 2004 St. Louis, Missouri - Angelica Corporation (NYSE: AGL) today announced that it has entered into a definitive agreement for the sale of substantially all of the assets of its Life Uniform retail division to Healthcare Uniform Company, Inc., a newly-formed affiliate of Sun Capital Partners, Inc.

The transaction includes approximately 193 retail healthcare uniform and shoe stores, as well as Life Uniform's fully-integrated catalogue, e-commerce and on-the-job shopping platform operations and associated inventory. Life's remaining 20 store locations can be added to the sale at the Buyer's option, or will be closed by Angelica on or before closing the sale. The purchase price payable to Angelica will be approximately $12 million in cash and approximately $4 million on a note, plus assumption of approximately $6 million of liabilities.

The sale of Life Uniform constitutes a significant step in Angelica's previously announced strategic direction to focus on its core healthcare linen services business. The Company originally announced its intention to divest the retail division in February, 2004. In the first quarter ended May 1, 2004, the Company reclassified the assets, liabilities and results of operations of Life Uniform as discontinued operations and recognized an estimated loss of $3.1 million on disposal of the segment. Angelica expects to recognize a further loss on the disposal of this segment in the second quarter reflecting the final transaction terms and the closing of the final 20 stores.

The parties expect to close the transaction by July 30, subject to satisfaction of pre-closing conditions set forth in the agreement. Morgan Joseph & Co. Inc. acted as financial advisor to Angelica in this transaction.

Commenting on the announcement, Steve O'Hara, President and CEO said, "With this transaction, we have reached a significant milestone for our Company as we are now positioned to be a `pure play' in the healthcare linen management services business. We will be able to focus our time, energy and financial resources on building upon our industry-leading position providing linen management services to the healthcare industry. Over the next several years, our plan is to continue to grow and to capture significant market opportunities by targeting both regional hospital markets as well as clinics and long-term care facilities. As we accomplish these goals, we expect to improve our profitability and increase shareholder value."

M. Steven Liff, Principal at Sun Capital Partners, Inc. said, "We are optimistic about the future of Life Uniform, a market leader in its retail niche. Our operational focus and retail experience, coupled with our capital base, will be extremely beneficial to Life Uniform, its customers and vendors."

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts of market-leading companies. The firm has successfully invested in approximately 60 companies since its inception in 1995 with combined sales in excess of $8 billion. Sun Capital targets investments in a broad and diverse group of industries including paper and packaging, film entertainment, food and beverages,




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automotive after-market parts, consumer products, financial services, healthcare, media and communications, building products, furniture, retailing and catalogs, manufacturing, general merchandise distribution and technology.

Forward-Looking Statements

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to complete the sale of the Life Uniform segment under financial terms and conditions currently anticipated, the ability of the Company to accomplish its strategy of re-directing its resources to its healthcare linen management business in a timely and financially advantageous manner, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates, the ability to identify, negotiate, fund and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

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For additional information contact:

CONTACT: STEVE O'HARA                                             JOHN MILLS
PRESIDENT AND CEO           OR          INTEGRATED CORPORATE RELATIONS, INC.
JIM SHAFFER                                                   (310) 395-2215
CHIEF FINANCIAL OFFICER
ANGELICA CORPORATION
TELE: (314) 854-3800